United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

April 20, 2020

Date of Report

Q2EARTH, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	000-55148	20-1602779
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 Royal Palm Way, #100

Palm beach, FL 33480

(Address of Principal Executive Offices)

(561) 693-1423

(Registrant’s Telephone Number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchanged on Which Registered
None	N/A	N/A

Item 1.01 Entry into a Material Definitive Agreement.

On April 20, 2020, QSAM Therapeutics Inc. (“QSAM”), a wholly-owned subsidiary of Q2Earth, Inc. (the “Company”), executed a Patent and Technology License Agreement and Trademark Assignment (the “License Agreement”) with IGL Pharma, Inc. (“IGL”).

The License Agreement provides QSAM with exclusive, worldwide and sub-licensable rights to all of IGL’s patents, product data and knowhow with respect to Samaium-153 DOTMP (the “Technology”), a clinical stage novel radiopharmaceutical meant to treat different types of bone cancer and related diseases. The Technology was developed by ISO Therapeutics Group, LLC (“ISO”) and previously transferred to IGL, a company majority owned by the founders of ISO. The License Agreement also transfers to QSAM the rights to the product name CycloSam for the Technology, and provides QSAM a first right of refusal to license other IGL/ISO technologies in the future.

Initial indications for Samarium-153 DOTMP include bone marrow ablation, a procedure used to treat various diseases including cancer, immune system disorders, blood diseases, and sickle cell disease.  Other important indications for the Technology include pediatric osteosarcoma, a form of bone cancer afflicting children, as well as a broader market in metastasized bone cancers. IGL is an affiliated entity of ISO, whose founders created Quadramet® (Samarium-153-EDTMP) one of the first commercial radiopharmaceuticals.

The License Agreement is for 20 years or until the expiration of the multiple patents covered under the license, and requires multiple milestone based payments including: $60,000 and other expense reimbursements within 60 days of signing, up to $150,000 as the Technology advances through multiple stages of clinical trials, and $1.5 million upon commercialization. IGL will also receive equity in QSAM equal to 5% of the company to be issued within 60 days of signing. Upon commercialization, IGL will receive an on-going royalty equal to 4.5% of Net Sales, as defined in the License Agreement, and up to 50% of any Sublicense Consideration received by QSAM, as defined in the License Agreement. QSAM will also pay for ongoing patent filing and maintenance fees, and has certain requirements to defend the patents against infringement claims. The parties have agreed to mutual indemnification.

Either party may terminate the License Agreement 30 days after notice in the event of an uncured breach, or immediately in the case of bankruptcy or insolvency of the other party. QSAM may terminate for any reason upon 30 days’ notice. In the case IGL terminates due to an uncured QSAM breach, IGL will repay to QSAM 25% of its direct clinical costs to assume ownership of data and other information gained in that process.

In connection with the License Agreement, QSAM signed a two-year Consulting and Confidentiality Agreement (the “Consulting Agreement”) with IGL, which provides IGL with payments of $8,500 per month starting 60 days after signing. The Consulting Agreement is to provide QSAM with additional consulting and advisory services from the Technology’s founders to assist in the clinical development of the Technology.

Douglas Baum, a Director of the Company, has been named President and CEO of the subsidiary QSAM, with authority to start building a team to oversee clinical trials and other operations for the development and commercialization of the Technology.

The above represents a summary of the License Agreement and Consulting Agreement and are qualified in their entirety by reference to the License Agreement and Consulting Agreement which are filed as Exhibits 10.1 and 10.2, respectively, to this Report on Form 8-K.

Item 9.01 Financial Statement and Exhibits

No.	Exhibit Description

10.1	Patent and Technology License Agreement and Trademark Assignment between IGL Pharma, Inc. and QSAM Therapeutics Inc., dated April 20, 2020

10.2	Consulting and Confidentiality Agreement by and between IGL Pharma, Inc. and QSAM Therapeutics Inc., dated April 20, 2020.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2EARTH INC.

Date:	April 24, 2020	By:	/s/ Kevin Bolin
Kevin Bolin
Chief Executive Officer

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